Separation and Consulting Agreement

______________________________________________________________________________

THIS AGREEMENT made as of the 24th day of October, 2017, is entered into between:

MR. FABRICE ORECCHIONI, residing and domiciled at 82 Route d’Artix, 64170 Cescau, France

(hereinafter referred to as “Mr. Orecchioni”)

and

BIOAMBER CANADA INC., a corporation duly incorporated under the Canada Business Corporations Act, having its corporate office located at1250 Rene-Levesque West, Suite 4310, Montreal, QC H3B 4W8, represented for the purposes hereof by Richard P. Eno, CEO

(hereinafter referred to as the “Company”)

(hereinafter collectively referred to as the “Parties”)

WHEREAS the Company specializes in the development, production and sale of biobased specialty chemicals, namely succinic acid, butanediol and tetrahydrofuran (hereinafter referred to as the “Commercial Activities”);

WHEREAS Mr. Orecchioni signed an Employment Agreement which is dated September 13, 2011, a 1st Amendment to Employment Agreement – Promotion dated April 1st, 2013, a 2nd Amendment to Employment Agreement dated June 10th, 2013, and an Amendment to Employment Agreement dated August 15, 2017 (hereinafter collectively referred to as the “Employment Agreement”);

WHEREAS Mr. Orecchioni is currently in the employment of the Company as its President and COO;

WHEREAS Mr. Orecchioni acted with diligence and loyalty towards the Company in the course of his employment;

WHEREAS, Mr. Orecchioni  desires to voluntarily terminate from his employment with the Company and resign from all officer and director positions held with the Company, its parents, subsidiaries, and affiliates;

WHEREAS Mr. Orecchioni offered, to act as an independent consultant in order to perform an adequate transition of his role and functions and the Company wishes to engage Mr. Orecchioni as an independent consultant;

WHEREAS under the circumstances, the Parties wish to set out hereinafter in writing the terms and conditions of Mr. Orecchioni’s voluntary departure from the Company, including Mr. Orecchioni’s continuing obligations towards the Company following the cessation of his employment, without any admission of liability or fault on the part of Mr. Orecchioni or the Company (hereinafter referred to as the “Agreement”);

THE PARTIES MUTUALLY AGREE AS FOLLOWS:

A.	EMPLOYMENT TERMINATION
1.	The Parties agree that Mr. Orecchioni’s employment with the Company shall terminate on October 24, 2017 (hereinafter referred to as the “Termination Date”).
2.	The Company will provide to Mr. Orecchioni his regular base salary, less applicable withholdings and deductions required by law, and fringe benefits up to the Termination Date.
3.

Mr. Orecchioni will continue to accrue vacation pay up to the Termination Date and the Company will thereafter provide to Mr. Orecchioni all pro-rated vacation pay accrued in 2017 that is outstanding, as reflected on the Company’s record, less applicable withholdings and deductions required by law. This amount will be paid with the payroll following the Termination Date.

4.

Except as stated under clause 10 below, any and all entitlements that Mr. Orecchioni may have under any Company stock option plan, grant agreement or award shall be governed by the terms of the applicable plans and contracts assuming a termination date on the Termination Date.

5.	Mr. Orecchioni’s participation in the Company’s group insurance plan (except any disability coverage) will terminate on the Termination Date.
6.

Mr. Orecchioni will be eligible to receive a discretionary cash bonus equal to up to 45% of his base salary in effect as at the Termination Date for the period from January 1st, 2017 through the Termination Date, subject to and based on both Company and individual performance factors determined by the Company’s Board of Directors at its sole discretion. If applicable, this discretionary cash bonus will be paid in the first quarter of 2018. The cash bonus’ portion based on Company performance will be assessed the exact same way that the other employees of the Company. For sake of clarity, should the Company employees receive any form of compensation related to or in lieu of the bonus (such as but not limited to stock options, cash, shares), Mr. Orecchioni will be entitled to the same approach.

7.	Mr. Orecchioni hereby resigns all officer and director positions held with the Company, its parents, subsidiaries, and affiliates, effective on the Termination Date. Mr. Orecchioni undertakes to sign and execute, without delay, any and all documents required in order to enforce this clause.

8.	The Parties will agree upon a communication plan addressed to the Company’s employees, shareholders, partners and customers that will thereafter be implemented by the Company.

9.

Mr. Orecchioni is required to return by the Termination Date all Company property in his possession or control, including, without limitation, any files, data, information or documents, on any support whatsoever, office keys, passwords, and/or building security cards, unless otherwise indicated by the Company in writing or unless as necessary in order to perform the Consulting Services (as defined below).

B.	TERMINATION PAYMENTS AND CONDITIONS
10.

Notwithstanding clause 5 above and notwithstanding the terms of any applicable plans and contracts, Mr Orecchioni’s stock options, including restricted stock options, already granted as of the Termination Date will vest immediately and will remain exercisable for a period of five (5) years following the Termination Date.

11.

Except as specifically provided under this Agreement, Mr. Orecchioni will not be paid any further salary, termination pay, fringe benefits, group insurance benefits, retirement benefits, stock options, bonus, commission, relocation or moving fees or expenses or any other type of compensation.

12.	It is a condition to this Agreement that the Board of Directors of the Company shall approve this Agreement.
C.	CONSULTING SERVICES
13.

Mr. Orecchioni will provide from France non-exclusive consulting services to the Company, through an entity controlled by him or through a third-party entity, namely a société de portage, that he will be selecting (hereinafter referred to as the “Service Provider”). Once the Service Provider is identified, a services agreement will immediately be signed between the Company and the Service Provider whereby the terms and conditions provided under this section C and related appendixes will be reiterated. The Service Provider shall also immediately provide to the Company its Attestation de vigilance delivered by the French authorities. It is also agreed that this services agreement shall protect the Company from any and all claims that could be made by French authorities for any contribution, taxes or social charges whatsoever in relation with the payments that will be made under the services agreement.

14.

The consulting services contemplated herein include, without limitation, assisting the Company’s designated representatives as a strategic advisor to ensure an orderly transition of his functions, completing defined transition items and supporting defined projects, as further described in Appendix A to this Agreement (hereinafter referred to as the “Consulting Services”).

15.

By no later than October 24, 2017, the Company and Mr. Orecchioni will determine in writing the Service Provider’s performance expectations in relation with the Consulting Services, as an Appendix B to form part of this Agreement (hereinafter referred to as the “Consulting Services’ Performance Expectations”).

16.

The Consulting Services will be performed for a defined period of four (4) months following the Termination Date up to and including February 24, 2018, unless terminated earlier in accordance with this Agreement (hereinafter referred to as the “Period of Services”). ¶[

17.

In return for the Consulting Services and for the Period of Services, and subject to the full compliance by the applicable parties with clause 13 hereinabove, the Company will pay to the Service Provider a monthly consulting fee of twenty-nine thousand five hundred US dollars (USD$29,500), plus applicable taxes. This consulting fee will be paid within fifteen (15) days after the completion of each month of Consulting Services, upon presentation of an invoice by the Service Provider which shall include the detail of the consultation time performed by the Service Provider during the previous month and its tax and registration numbers. Any other necessary expenses connected with the performance of the Consulting Services (e.g., travel to Sarnia and direct call charges) will be reimbursed by the Company upon presentation of satisfactory receipts. Any travel expenses must be approved in writing by the Company’s CEO in advance.

18.

Based on and subject to meeting the Consulting Services’ Performance Expectations (Appendix B), at the Company’s CEO’s sole and entire discretion, the Service Provider may be paid a discretionary incentive bonus equal to up to 45% of the consulting fees (before any applicable taxes and expenses) paid by the Company for the Consulting Services during the Period of Services. The incentive bonus will not be unreasonably withheld if Performances Expectations are met. If applicable, this discretionary bonus will be earned monthly based on the foregoing terms and conditions and the Service Provider will receive a monthly report in this regard. Any bonus under this clause shall be payable upon completion of the Consulting Services and Period of Services.

19.

In providing the Consulting Services as an independent contractor, pursuant to the terms of this Agreement, the Service Provider shall have full discretion as to the manner of providing the Consulting Services, but shall render the Consulting Services in accordance with the highest professional standards expected in the circumstances, including with diligence and loyalty. During the Period of Services, both Mr. Orecchioni and the Service Provider shall be restricted from being involved, in any capacity whatsoever, directly or indirectly, in any activity, for any organization or person, involved in the Commercial Activities.

20.

If the Service Provider fails or neglects to perform the Consulting Services in accordance with this Agreement, the Company shall then be entitled to terminate the Consulting Services immediately without further notice, payment or indemnity, without affecting the Company’s other rights and recourses in relation with such failure or negligence, including without limitation an action in damages.

21.

The Service Provider shall be responsible for providing the equipment and tools that are necessary to perform the Consulting Services, except for the Company computer and associated software, which must be returned to the Company upon completion of the Consulting Services.

22.	The Service Provider may perform the Consulting Services at hours determined by Service Provider.
23.

The Service Provider may not assign the Consulting Services to any other person and it is understood that the Consulting Services must be ultimately performed solely by Mr. Orecchioni as an employee of the Service Provider.

24.

During the Period of Services, the Company is retaining the Service Provider as an independent contractor, and not as an agent, employee, director or partner of the Company. As such, Mr. Orecchioni and/or the Service Provider is not an employee of the Company, and nothing in this Agreement shall be construed so as to neither make them an employee of the Company nor impose any liability on the Company as would arise from any employer-employee relationship.

25.	This consulting relationship represents a new relationship between the applicable parties and not a continuation of any previous relationship between the parties.
26.	The Service Provider will be responsible for submitting payments of the taxes, charges, penalties or contributions under French laws.
27.

Notwithstanding the foregoing, either the Company or the Service Provider may terminate the Consulting Services upon written notice, at any time, if the other party breaches its obligations provided herein, provided that a five (5) days prior notice is sent to the breaching party allowing such party to cure such breach before the Consulting Services can be terminated.

a.

If the Company terminates the Consulting Services in accordance with the foregoing, the Service Provider will provide to the Company its final invoice for the Consulting Services, and related expenses, performed until the date of the breach notice sent to the Service Provider, and the Company will pay such fees and expenses according to the terms of this Agreement. The Service Provider or Mr. Orecchioni directly will also provide the Company with a termination fee equal to the balance of the fees that the Services Provider would have invoiced until the end of the Period of Services, as well as any bonus associated thereto. No further indemnity, compensation, consulting fees or expenses shall be paid by either party, under this Agreement, thereafter.

b.

If the Service Provider terminates the Consulting Services in accordance with the foregoing, the Service Provider will provide to the Company its final invoice for the Consulting Services, and related expenses, performed until the date of the breach notice sent to the Company, and the Company will pay such fees and expenses according to the terms of this Agreement. The Company will also provide the Service Provider with a termination fee equal to the balance of the fees that the

Services Provider would have invoiced until the end of the Period of Services, as well as any bonus associated thereto. No further indemnity, compensation, consulting fees or expenses shall be paid by either party, under this Agreement, thereafter.

28.

Notwithstanding the foregoing and subject to clause 27 hereinabove, either the Company or the Service Provider may terminate the Consulting Services upon written notice, at any time, without serious reason, by providing the other party with a termination fee equal to the balance of the fees that the Services Provider would have invoiced until the end of the Period of Services, as well as any bonus associated thereto (in the case of the Service Provider, such termination fee may be provided either by the Service Provider or directly by Mr. Orecchioni). In case of termination of the Consulting Services in accordance with the foregoing, the Service Provider will also provide to the Company its final invoice for the Consulting Services and related expenses performed until the termination date of the Consulting Services, and the Company will pay such fees and expenses according to the terms of this Agreement. No further indemnity, compensation, consulting fees or expenses shall be paid by either party, under this Agreement, thereafter.

29.	It is understood and agreed that any termination of the Consulting Services hereunder, for any reason, shall not reduce or cancel the additional covenants under section D below.
D.	ADDITIONAL COVENANTS
30.	It is a fundamental condition of this Agreement that Mr. Orecchioni agrees and fully complies with the following additional covenants.
31.	The Parties acknowledge the Company’s legitimate interest in protecting its confidential information, clients and prospective clients.
32.	Mr. Orecchioni agrees to remain bound indefinitely by the covenants of intellectual property provided under article 7 of the Employment Agreement dated September 13, 2011.
33.	Mr. Orecchioni agrees to remain bound by the covenants of confidential information provided under article 10.1 of the Employment Agreement dated September 13, 2011.
34.

The Parties undertake indefinitely to not disparage one another, or their parents, subsidiaries, related entities or affiliates, or act in any manner that would be harmful to their image or reputation.

35.

During the Period of Services and for a period of twelve (12) months thereafter, Mr. Orecchioni will not, without the prior written consent of the Company, directly or indirectly (including through an entity controlled by him), in any manner whatsoever, including, without limitation, either individually or jointly with any other person and in any capacity whatsoever:

a.

solicit, intervene with, encourage or otherwise attempt to enjoin any employee, representative or consultant of the Company or its parents, subsidiaries, or affiliates, to leave their employment or cease to provide services to them. For the purposes of this paragraph the expression “employee, representative or consultant of the Company or its parents, subsidiaries, or affiliates” shall be deemed to include anyone who was employed by the Company or its parents, subsidiaries, or affiliates or with whom they were bound by a service contract in the six (6) months preceding the Termination Date;

b.

be involved or interested in any of the Commercial Activities within the territories in which the Company and its affiliates do business, namely the countries of United States of America and Canada; or

c.

be involved or interested, anywhere in the world, in any of the Commercial Activities within or for the benefit of DSM, Roquette, Reverdia, Myriant, Succinity, Genomatica, Mitsubishi Chemical Corporation, CJ CheilJedang Corporation, PTT GC, Mitsui, Corbion, GranBio and BASF.

It is understood and agreed that the covenants under this clause 36 shall replace and supersede the covenants provided under article 10.2 of the Employment Agreement dated September 13, 2011.

36.

The Parties agree that the additional covenants listed above are separate and distinct. If one or more of the restrictions is found to be unenforceable by a court, the Parties agree that the remaining restrictions may survive and be enforced.

E.	RELEASE AND DISCHARGE
37.

In consideration of the Agreement, subject to the fulfillment by the Company and the Company Group (as defined below) of all their obligations pursuant to this Agreement and in connection with Mr. Orecchioni’s stock options and other convertible securities, Mr. Orecchioni forever fully releases and discharges the Company, and its parent companies, subsidiaries, divisions, affiliates and associated companies, and each of their respective shareholders, directors, officers, managers, agents, employees, and representatives, regardless of the period during which they held these positions (hereinafter collectively and/or individually designated as the “Company Group”) in regard to any right, action, complaint, recourse, demand, damage or claim of any nature whatsoever, known or unknown, and, including any right or claim related to his employment or to the termination of his employment with the Company which Mr. Orecchioni has, had, or may in future have against the Company or the Company Group.

38.

Mr. Orecchioni further acknowledges that this Agreement also covers all sums of money owing by way of compensatory indemnity or wages in lieu of notice of termination of employment, severance pay, contractual or extra-contractual damages, salary, bonus, commissions, incentive pay or plan, stock option or stock purchase plan, allowances, vacation pay, holiday pay, pension plan or retirement plan contributions, group insurance contributions, relocation or moving fees or expenses, or any other claim of any nature whatsoever which is, was, or may in future be owing to Mr. Orecchioni by the Company or the Company Group by virtue of any law (including the Charter of human rights and freedoms, the Civil Code of Québec, the Act Respecting Labour Standards, the Act

Respecting Industrial Accidents and Occupational Diseases and the Act Respecting Occupational Health and Safety), contract (including the Employment Agreement), policy, plan, regulation, decree, or practice whatsoever.

39.

In consideration of the Agreement, subject to the fulfillment by the Company and the Company Group of all their obligations pursuant to this Agreement and in connection with Mr. Orecchioni’s stock options and other convertible securities, Mr. Orecchioni forever fully renounces to any right, action, complaint, demand, damage, claim or recourse of any nature whatsoever, known or unknown, before any judicial or quasi-judicial tribunal or government or statutory entity whatsoever that Mr. Orecchioni has, had or may in future have against the Company or the Company Group, which includes any right or claim related to his employment or to the termination of his employment with the Company.

40.

Mr. Orecchioni agrees to save harmless and to indemnify the Company from and against any and all claims, charges, taxes, penalties or demands made by Canada Revenue Agency, Revenu Québec, or any other applicable Canadian or French authority requiring the Company to pay any amounts under the Income Tax Act (Canada), the Taxation Act (Quebec), the Employment Insurance Act, their regulations, or any other applicable statutes or regulations with regards to income tax, social charges or statutory withholdings which may be payable by the Company in connection with the amounts paid in accordance with this Agreement, including the Consulting Services.

41.

In consideration of the Agreement, subject to the fulfillment by Mr. Orecchioni of all his obligations pursuant to this Agreement, the Company, on its behalf and on behalf of the Company Group, forever fully releases and discharges Mr. Orecchioni in regard to any right, action, complaint, recourse, demand, damage or claim of any nature whatsoever, known or unknown, and, including any right or claim related to his employment or to the termination of his employment with the Company or to his involvement as a director and officer of any entity comprised within the Company Group which the Company or the Company Group has, had, or may in future have against Mr. Orecchioni. In consideration of the Agreement, subject to the fulfillment by Mr. Orecchioni of all his obligations pursuant to this Agreement, the Company on its behalf and on behalf of the Company Group, forever renounces to any right, action, complaint, demand, damage, claim or recourse of any nature whatsoever, known or unknown, before any judicial or quasi-judicial tribunal or government or statutory entity whatsoever that the Company has, had or may in future have against Mr. Orecchioni, which includes any right or claim related to Mr. Orecchioni employment or to the termination of his employment with the Company or to his involvement as a director and officer of any entity comprised within the Company Group.

F.	MISCELLANEOUS
42.	The preamble forms an integral part of this Agreement.
43.	This Agreement shall be governed by the laws of the Province of Quebec.

44.	The Parties undertake to keep confidential at all time the content of this Agreement as well as the negotiations leading to such Agreement, except if otherwise required by law.
45.	The Agreement is the entire agreement between the Parties and supersedes any and all oral and written agreements or discussions between the Parties.
46.

In the event that it is determined, in any legal proceeding, that any provision of this Agreement is invalid or unenforceable, it will be deemed to be severed from the remainder of this Agreement for the purpose only of the particular proceeding.  This Agreement will, in every other respect, continue in full force and effect.  The invalidity or unenforceability of any provision or part of any provision of this Agreement shall not affect the validity or enforceability of any other provision or part of any provision hereof.

47.

The Parties acknowledge that the present Agreement constitutes a transaction within the meaning of Articles 2631 and following of the Civil Code of Quebec, and binds the heirs, liquidators, successors and assigns of the Parties. The Parties understand and agree that the Agreement shall not be construed as an admission of liability on the part of the Company, the Company Group or Mr. Orecchioni.

48.

The Parties acknowledge that they were given sufficient time to study and revise the terms, conditions, nature and scope of the present Agreement and that they were given sufficient time to seek independent legal advice.

49.

After having been satisfied that the present Agreement is fair and reasonable, the Parties acknowledge having signed freely, voluntarily, without duress and after just consideration, the present Agreement.

50.	The Parties herein requested that this document be drafted in English. Les Parties aux présentes ont requis que le présent document soit rédigé en anglais.

IN TESTIMONY WHEREOF the Parties hereinafter mentioned have signed:

__/s/ Fabrice Orecchioni__________________ Mr. Fabrice Orecchioni Date: October 24th, 2017_________________ Place: Cescau, France___________________	BIOAMBER CANADA INC. Per: __/s/ Richard P. Eno_________________ Mr. Richard P. Eno, CEO, BioAmber Inc. Date: October 24th, 2017_________________ Place: Montreal, Qc, Canada_______________

The undersigned, BioAmber Inc., a Delaware corporation, represented for the purposes hereof by Mr. Richard P. Eno, CEO of BioAmber Inc., duly authorized as he so declares, hereby acknowledges having taken cognizance of this Agreement and agrees to be bound, on its behalf and on behalf of its subsidiaries, by the terms and conditions provided at clause 37 of this Agreement as if it were a party to this Agreement.

BIOAMBER INC.

Per:

___/s/ Richard P. Eno _______________

Mr. Richard P. Eno, CEO

Appendix A – SCOPE OF COnsulting services

Mr. Orecchioni’s (or the entity entirely controlled by him) Performance expectations during the Period of Service, Defined Transition Items and Defined Projects:

Appendix A – Consulting Services

The scope of the consulting services will be mutually agreed upon by the Service Provider and the Company CEO over the course of the consulting period, but will initially consist of:

•	Support on Lygos deal, including finalization of the MOU and Feasibility Study
•	Support on PTT GC deal, including development of indicative deal structure and relationship transition to BioAmber management
•	Support on other partner discussions as required (e.g., Evolva call)
•	Recommendations and troubleshooting advice on Sarnia plant operations
•	Due diligence on variable cost reduction projects including capex, schedule, performance improvement potential and risk mitigation strategies; preparation of Board slides (by Oct 24)
•	Advice on optimizing plant operations to economically deliver lower purity product to segments requiring lower purity
•	Advice on optimizing plant operations to best preserve BioAmber cash
•	Counsel on organizational issues
•	Performance review input on BioAmber personnel
•	Constructive participation in BioAmber Executive Team meetings
•	Interaction with Company employees, as necessary to deliver the above work, is an integral element of the services provided.

Appendix B – CONSULTING SERVICES’ PERFORMANCE EXPECTATIONS

Mr. Orecchioni’s (or the entity entirely controlled by him) Performance Expectations in relation with the Consulting Services:

Appendix B – Consulting Services Performance Expectations

While the incentive bonus is at the Company’s CEO’s sole and entire discretion, the evaluation of the discretionary bonus will be based upon overall performance assessed via:

•	Update call between CEO and Service Provider every other week to review progress and receive verbal feedback
•	Requested written materials, at Service Provider’s historical quality levels, to document project work
•	Feedback from other Executive Team members